EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Announces Completion of Stock Placement

SCOTTS VALLEY, Calif. – June 18, 2004 - Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today announced that ABS Capital Partners, a leading private equity firm, has sold its remaining 6.5 million shares of Rainmaker common stock to institutional investors. Tarantella, Inc. has also sold its block of 505,000 shares of common stock to institutional investors. The investors, led by Special Situations Fund, purchased the shares at a price of $1.85 per share. Subsequent to the sale of these shares, neither ABS Capital Partners nor Tarantella has any remaining beneficial interest in Rainmaker. Rainmaker did not participate as a buyer or seller in either of these agreements. Roth Capital Partners, LLC acted as the exclusive placement agent in the transaction.

“We are very pleased that Special Situations Fund and several of our other existing investors have increased their positions in our stock and that several new quality investors also participated in this transaction,” said Michael Silton, chief executive officer of Rainmaker. “We appreciate their confidence and believe that we will benefit from a more diversified shareholder base.”

About Rainmaker Systems

Rainmaker Systems is the leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer

- More -

Rainmaker Announces Completion of Stock Placement

June 18, 2004

retention for its clients. Core services include professional telesales, direct marketing and hosted e-commerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com.

Safe Harbor Statement

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

###

Rainmaker Systems, the Rainmaker logo and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.